UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 30, 2007
Digital Recorders, Inc.
(Exact Name of Registrant as Specified in Charter)

North Carolina
(State or Other Jurisdiction of Incorporation)	1-13408 (Commission File Number)	56-1362926 (IRS Employer Identification No.)

5949 Sherry Lane, Suite 1050 Dallas, Texas (Address of Principal Executive Offices)	75225 (Zip Code)
Registrant’s telephone number, including area code: (214) 378-8992
Not applicable.
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
     On April 30, 2007 (the “Closing Date”), the Company and its wholly owned subsidiary Digital Audio Corporation (“DAC”) entered into a Share Purchase Agreement (the “Purchase Agreement”) with Dolphin Direct Equity Partners, LP, a Delaware limited partnership (“Buyer”) to sell to Buyer all of the issued and outstanding common stock of DAC, as more fully described below in “Item 2.01 - Completion of Acquisition or Disposition of Assets.”
ITEM 2.01. COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS
     On the Closing Date, the Company and DAC entered into the Purchase Agreement with Buyer pursuant to which Buyer acquired all of DAC’s issued and outstanding shares of common stock for an aggregate purchase price equal to DAC’s balance sheet net book value as of April 30, 2007, as preliminarily agreed-to by the Company and the Buyer, of approximately $1.39 million (the “Purchase Price”). The Purchase Price is subject to adjustment upon the Company providing Buyer with DAC’s final balance sheet net book value as of April 30, 2007 within 30 days of the Closing Date. The Buyer paid $1.1 million of the Purchase Price on the Closing Date. The Buyer issued the Company a promissory note for the remainder of the Purchase Price, which is payable in four equal annual installments and on which interest is payable semi-annually at the prime rate as published by the Wall Street Journal. Any adjustment to the Purchase Price resulting from adjustments to DAC’s preliminary balance sheet net book value as of April 30, 2007 will be added to or subtracted from the promissory note. The Purchase Agreement also provides for a closing payment adjustment five days after the Closing Date based on a comparison of the first employee payroll payment to be made by DAC following the Closing Date with a previously agreed upon estimate.
     The Company, DAC and Buyer have made representations and warranties to each other that are customary in security purchase agreements. Most of the representations and warranties of the Company and DAC will survive the Closing Date for a period of two years. The Company has agreed to indemnify Buyer and its Affiliates (collectively, the “Purchaser’s Indemnified Persons”) against losses and damages incurred by any such Purchaser’s Indemnified Person for (a) any breach of any of the representations or warranties made by the Company or DAC in the Purchase Agreement, (b) any default by the Company or DAC in respect of performance of any of the covenants or agreements of the Company or DAC in the Purchase Agreement, (c) any taxes of DAC with respect to certain periods prior to the Closing Date, (d) any taxes imposed on DAC by reason of any of them being a member of any affiliated, consolidated, unitary or combined group for certain periods prior to the Closing Date, as a transferee or successor with respect to such periods or by contract or otherwise with respect to such periods, (e) any legal proceeding commenced by any current or former holder of DAC’s equity securities, or (f) the ownership or claim of ownership by any person other than DAC of any equity securities of DAC. Buyer agreed to indemnify the Company and its Affiliates (collectively, the “Seller Indemnified Persons”) against losses and damages incurred by any such Seller Indemnified Person for (a) any breach by Buyer of the representations and warranties, covenants or agreements made by Buyer in the Purchase Agreement, or (b) any default by the Buyer in respect of performance of any of the covenants or agreements of Buyer in the Purchase Agreement.
     Buyer is an affiliate of Dolphin Offshore Partners, L.P., which is the beneficial owner of 9.9% of our issued and outstanding common stock.
ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT
     On March 16, 2006, the Company entered into a $6 million credit facility with Laurus Master Fund, Ltd. (“Laurus”) evidenced by a Secured Non-Convertible Revolving Note (the “Revolving Note”). In connection with the Revolving Note, we issued Laurus a warrant to acquire 550,000 shares of our common stock (the “Revolving Note Warrant”). On April 28, 2006, we issued a $1.6 million promissory note to Laurus in the original principal amount of $1.6 million (the “Term Note”). The Term Note was schedule to mature and become due on April 30, 2007.
     Pursuant to an Ombibus Amendment (the “Omnibus Amendment”) executed January 10, 2007, effective December 31, 2006, by and among the Company, Twinvision of North America, Inc., a North Carolina corporation (“TwinVision”), Digital Audio Corporation, a North Carolina corporation (“DAC”), Robinson-Turney International, Inc., a Texas corporation (“RTI” and, together with TwinVision and DAC, the “Credit Parties”), and Laurus, among other things, Laurus and the Company amended and restated the Term Note to allow the Company the option to extend up to $500,000 of the principal amount due under the Term Note until April 30, 2008.

     On April 30, 2007, the Company exercised its option to defer $500,000 of the principal amount due under the Term Note until April 30, 2008 by making a payment of $1.1 million to Laurus to reduce the outstanding amounts due under the Term Note. All other material terms of the Term Note remain unchanged and in effect.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned hereunto duly authorized.

DIGITAL RECORDERS, INC.
Date: May 2, 2007	By:	/s/ Stephen P. Slay
Stephen P. Slay
Vice President, Chief Financial Officer, Treasurer, and Secretary